C. R. Bard, Inc Exhibit 99

730 Central Avenue

Murray Hill, New Jersey 07974

LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

June 4, 2002

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, C. R. Bard, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit of the financial statements of the Bard Employees' Savings Trust 401(k) Plan was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

C. R. Bard, Inc.

/s/ Charles P. Slacik

Charles P. Slacik

Senior Vice President and Chief Financial Officer